Exhibit 10.1

ADEPT TECHNOLOGY, INC.

EXECUTIVE BONUS PLAN

(Adopted on August 18, 2005)

1. PURPOSE.

The purpose of the Executive Bonus Plan (“Plan”) is to motivate and reward the CEO and other individuals who are appointed executive officers (collectively, the “Officers”) of Adept Technologies, Inc. (the “Company”) in order to improve the Company’s profitability and achieve the established corporate goals of the Company. Under the Plan, an Officer may be awarded for each fiscal year of the Company a performance bonus, described in Section 3 hereof, which is intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a discretionary bonus, described in Section 4 hereof, which is not intended to constitute performance-based compensation for purposes of Code Section 162(m).

2. THE COMMITTEE.

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) which shall consist of at least two independent directors of the Company who satisfy the requirements of Code Section 162(m). The Compensation Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code Section 162(m) as appropriate and the decisions of the Compensation Committee shall in every case be final and binding on all persons having an interest in the Plan.

3. PERFORMANCE BONUS AMOUNTS

For each fiscal year, the performance bonus amount payable to each Officer under this Section 3 is intended to constitute performance-based compensation and shall be the product of a target bonus multiplied by one or more factors where each factor is based on a relevant performance criterion and reflects the extent to which the target (or targets) for such criterion is realized and the relative weight given to such performance criterion. The Compensation Committee shall, for each fiscal year, select the target bonus amount for each Officer, the relevant performance criteria, the respective targets for such criteria, the corresponding factor for each criterion and target(s) and the bonus amounts payable depending upon if and the extent to which such targets are realized, in accordance with the following rules:

(i) The relevant performance criteria shall include, either individually or in combination, applied to the Company as a whole or to individual units thereof, and measured either absolutely or relative to a designated group of comparable group of companies: (a) cash flow, (b) earnings per share (including earnings before interest, taxes and amortization), (c) return on equity, (d) total stockholder return, (e) return on capital, (f) return on assets or net assets, (g) revenue or revenue growth, (h) income or net income, (i) operating income or net operating income, (j) operating profit or net operating profit, (k) operating margin, (l) return on operating revenue, (m) market share, (n) customer loyalty as measured by a customer loyalty index determined by an independent consultant expert in measuring such matters, or (o) any other objective and measurable criteria tied to the Company’s performance.

(ii) As determined by the Compensation Committee, any given performance criterion may be measured over all or part of the fiscal year. If for a fiscal year the Compensation Committee determines to use only performance criteria measurable over the entire fiscal year, then it must identify in writing within ninety (90) days after the beginning of the fiscal year the target bonus, the selected performance criteria and the factors (reflecting targets for such criteria and relative weighting). If for any fiscal year the Compensation Committee determines to use at least one performance criterion to be measured over less than the entire fiscal year, then the performance bonus for the fiscal year shall be the bonus calculated for such short performance period or, if more than one performance period per fiscal year is involved, then the sum of the bonuses calculated separately for each short performance period ending with or within the fiscal year. In that case, on or before the date which represents 25 percent of the total number of days in such short performance period, the Compensation Committee shall identify in writing the target bonus, the selected performance criteria, and the factors (reflecting targets for such criteria with relative weighting) applicable to such period.

(iii) The Compensation Committee may in its discretion direct that any performance bonus be reduced below the amount as calculated above, based on individual performance. Further, the Compensation Committee may in its discretion increase the amount of compensation otherwise payable to any executive upon satisfaction of the designated targets if such executive is not covered by Code Section 162(m).

4. DISCRETIONARY BONUS.

In addition to any performance bonus payable under Section 3 above, the Compensation Committee in its discretion may direct the payment of an additional amount to any Officer for any fiscal year. Such amount shall not constitute performance-based compensation for purposes of Code Section 162(m).

5. THE PAYMENT OF BONUSES.

Notwithstanding the foregoing, the maximum aggregate amount payable under this Plan to any Officer for any fiscal year as a performance bonus shall be $400,000. The bonus or bonuses for a fiscal year (including all short performance periods ending with or within such year) shall be paid as soon as practicable following the end of such year. No performance bonus under Section 3 hereof shall be paid unless and until the Compensation Committee certifies that the performance criteria and targets have been satisfied. Further, unless otherwise provided in a written agreement with an Officer, the Officer must be employed by the Company on the date that bonus payments are distributed for a fiscal year, or have terminated employment prior to that time solely on account of death or disability.

6. AMENDMENT AND TERMINATION.

The Compensation Committee may terminate the Plan at any time, for any and no reason, and may also amend the Plan in order to reduce the amount of any Officer’s bonus payments at any time, for any or no reason.